                 Adopted December 14, 1994 and Amended March 18, 1996,
                     September, 1997 and December 17, 1997


                              Flag Investors Funds
                           Consolidated Code of Ethics


I.       General

Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for certain persons to engage in "fraudulent" practices in connection with purchases or sales by those persons of securities when those securities are held or to be acquired by an investment company. The rule also requires every investment company and the investment company's investment advisor and, in certain cases, principal underwriter to adopt a Code of Ethics containing provisions "reasonably necessary to prevent" such fraudulent practices by so called "Access Persons."

Flag Investors Communications Fund, Inc. ("Communications"), Flag Investors International Fund, Inc. ("International"), Flag Investors Emerging Growth Fund, Inc. ("Emerging Growth"), Flag Investors Short-Intermediate Income Fund, Inc. ("Short-Intermediate"), Flag Investors Value Builder Fund, Inc. ("Value Builder") Flag Investors Real Estate Securities Fund, Inc. ("Real Estate") and Flag Investors Equity Partners Fund, Inc. ("Equity Partners") are investment companies covered by the rule. Communications, International, Emerging Growth, Short-Intermediate, Value Builder, Real Estate and Equity Partners are also referred to herein individually as a "Fund," and collectively as "Funds." Investment Company Capital Corp. ("ICC") is the investment advisor to Communications, International, Emerging Growth, Short-Intermediate, Value Builder, Real Estate and Equity Partners. Alex. Brown Investment Management ("ABIM") is the sub-advisor to Communications, Value Builder and Equity Partners; The Glenmede Trust Company ("Glenmede") is the sub-advisor to International; Brown Investment Advisory & Trust Company ("Brown Trust") is the sub-advisor to Emerging Growth and Short-Intermediate; LaSalle Investment Management (Securities) L.P. ("LaSalle") is the sub-advisor to Real Estate. ABIM, Glenmede, Brown Trust and LaSalle are referred to herein as the Sub-Advisors. ICC Distributors, Inc. ("ICC Distributors") is the principal underwriter for each of the Funds. This document constitutes the Code of Ethics required by Rule l7j-1.

II.      Definitions

For purposes of this Code, the following terms have the meanings, set forth as follows:

         A.       "Access Person" means:

                  1. Every director and officer of a Fund;

                  2. Every "advisory person" of the Funds and of ICC and the Sub-Advisors. An advisory person is an employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship with a Fund or the Fund's investment advisor or sub-advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security;

                  3. Any director or officer of ICC or the Sub-Advisors who, with respect to a Fund for which such entity acts as investment advisor or sub-advisor, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made; or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such investment advisor or sub-advisor to the Fund; and

                  4. Any director or officer of ICC Distributors who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for the Funds or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Funds regarding any purchase or sale of securities.

         B. "Beneficial Ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

         C. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) defines "control" as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

         D. "Covered Persons" means any officer, director or employee of the Funds, ICC, the Sub-Advisors and ICC Distributors.

         E. "Disinterested Director" means a Director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

         F. "Held or to be acquired" means (i) is or has been held by the Fund, or (ii) is being or has been considered by such Fund or its investment advisor or Sub-Advisor for purchase, within the most recent 15 days.

         G. "Investment Personnel" means all Access Persons who occupy the position of portfolio manager with respect to a Fund, all Access Persons who provide or supply information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager's decisions, and all Access Persons who, in connection with their regular functions, obtain contemporaneous information regarding the purchase or sale of a security by a Fund.

         H. "Purchase or sale of a security" means obtaining or disposing of "beneficial ownership" (see B above) of that security and includes, among other things, the writing of an option to purchase or sell a security. A person who has any questions about beneficial ownership should consult the Secretary of the Fund.

         I. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and registered, unaffiliated open-end investment companies.

         J. A security is "being purchased or sold" by a Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.


III.     General Principles

         A. Covered Persons

         All Covered Persons are subject to the prohibitions of Rule 17j-1 against fraudulent practices and to the general fiduciary principles as set forth in B and C below. Certain provisions of this Code of Ethics, for example, the reporting requirements and certain other requirements and restrictions contained herein apply to narrower classes of persons, e.g., Access Persons or Investment Personnel.

         However, everyone in the ICC, Sub-Advisor and ICC Distributors organizations should appreciate the need to behave in an ethical manner with respect to the Funds. In particular, all employees who are involved in any way with the activities of a Fund should be wary of any potential conflicts between their duty of loyalty to a Fund and their own financial interests, particularly with respect to their own securities trading activities. Employees should take care to preserve the confidentiality of the Funds' business affairs. Employees who are not "Access Persons" but who become aware of proposed Fund securities transactions should not engage in transactions in those same securities without the permission of the Secretary of the Fund. Otherwise, employees who are not Access Persons are not limited in their personal securities transactions by this Code, but such employees are encouraged to consult with the Secretary of the Fund or with other officers of the Funds if they have any doubts about the applicability of the Code to any proposed transaction.

         B. Statement of General Fiduciary Principles

         The following principles are the policy of the Funds, ICC, he Sub-Advisors and ICC Distributors and must be followed by all Covered
         Persons:

                  1. It is the duty of all Covered Persons at all times to place the interests of shareholders first;

                  2. All personal securities transactions must be conducted consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

                  3. Covered Persons must not take inappropriate advantage to the detriment of shareholders of the Funds of their positions, or the information they acquire, with or on behalf of the Funds, ICC, the Sub-Advisors and ICC Distributors.

         C. Fraudulent Practices

         Rule 17j-1 makes it unlawful for any Covered Person, in connection with a Fund with which such Covered Person has a relationship, to:

                  1. Employ any device, scheme or artifice to defraud the Fund;

                  2. Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  3. Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

                  4. Engage in any manipulative practice with respect to the Fund.


IV.      Restrictions on Personal Transactions

         A. Preclearance

         As set forth below, Access Persons, Investment Personnel and, in certain instances, Covered Persons are required to "preclear" personal securities transactions. These preclearance requirements and procedures should be reasonably designed to identify any prohibition or limitation applicable to the proposed transaction.

                  1. A Disinterested Director of a Fund shall not purchase or sell a security that the Director knows is to be sold or acquired by the Fund, without first obtaining written authorization of the Fund's Secretary;

                  2. Covered Persons who, in connection with their regular functions or duties do not make or participate in decisions regarding the purchase or sale of securities for a Fund, obtain information (other than publicly available information) regarding such purchases or sales, or make or participate in the making of recommendations in connection with such purchases or sales, shall not purchase or sell a security that the Covered Person knows is to be sold or acquired by the Fund, without first obtaining written authorization of the Fund's Secretary; and

                  3. Access Persons shall not purchase or sell a security (other than on behalf of the Fund) without first obtaining written authorization of the Fund's Secretary.

         B. Exemptions

         The requirements of paragraph A above shall not apply to the following transactions:

                  1. Purchases or sales over which the person had no direct or indirect influence or control;

                  2. Purchases or sales which are non-volitional on the part of either the person or the Fund;

                  3. Purchases which are part of an automatic dividend reinvestment plan;

                  4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or

                  5. Transactions in shares of any investment company.

         Where a person has fiduciary responsibility which makes it inappropriate, in the view of such person, to obtain prior authorization with respect to a transaction, such person may complete the transaction but must promptly notify the Secretary of the Fund or another appropriate person.

         C. Blackout Periods

         No Access Person may execute securities transactions on a day during which any Fund in the Access Person's complex has a pending "buy" or "sell" order in the same security until that order is executed or withdrawn. No Investment Personnel may buy or sell a security within seven calendar days before and three calendar days after the Fund, which the Investment Personnel manages, trades in that security. Access Persons and Investment Personnel of ICC, ABIM and Brown Trust (collectively Asset Management) would be exempt from the blackout provisions of this Section IV.C. provided that: 1) the market capitalization of a particular security exceeds $2 billion; and 2) orders of the respective business unit of Asset Management do not exceed ten (10) percent of the daily average trading volume for the prior fifteen (15) days.

         D. Prohibition Against Participation in IPOs

         No Investment Personnel may acquire securities as a part of an initial public offering by the issuer.

         E. Private Placements

         Investment Personnel may acquire securities in a private placement only after prior approval by the Secretary of the Fund. The Secretary of the Fund will consider the following factors, among others, in determining whether to grant approval of the acquisition in a private placement by Investment Personnel:

                  1. Whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with the Fund;

                  2. Whether the transaction appears upon reasonable inquiry and investigation to present no reasonable likelihood of harm to the Funds and which is otherwise in accordance with Rule l7j-l; and

                  3. Whether the security offered in the private placement is a security that is eligible for purchase, and should be made available for purchase, by any of the Funds.

         F. Ban on Short-Term Trading Profits

         No Investment Personnel may profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades will be disgorged to the benefit of the appropriate Fund, if practical.

V. Compliance Procedures

         A. Reporting Requirements

                  1. Every Access Person shall report1/ to the Secretary of the Fund the following information with respect to transactions in any security in which such Access Person2/ has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in a security, whether or not the security is held or to be acquired by the Fund:
--------
1/ Any such report may contain a statement that the report shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the security to which the report relates.
2/ No report is required if such person is a Disinterested Director, and such person would be required to make such report solely by reason of being a director, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such security is or was purchased or sold, or considered for purchase or sale by the Fund.

                           a. The date of the transaction, title and number of shares, and the principal amount of each security involved;

                           b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           c. The price at which the transaction was effected;

                           d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

                           e. The date the report was signed.

                  2. Every report shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall be in the form of Appendix A hereto. In the event no reportable transaction occurred during the quarter, the report should be so noted and returned signed and dated.

                  3. Notwithstanding the provisions of Section 1 hereof, no person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         B. Disclosure of Personal Holdings

         Each Access Person must disclose to the Secretary of the Fund, all personal securities holdings - irrespective of trading activity - upon commencement of employment or within two weeks of receipt of this Code of Ethics. Each Access Person must revise the list of such holdings thereafter on an annual basis.

         C. Records of Securities Transactions

         Access Persons must direct each brokerage firm or bank at which such person maintains a securities account to supply to the Secretary of the Fund, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

         D. Certification of Compliance with Code of Ethics

         Access Persons must certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the Code and that they have complied with the Code and its reporting requirements.

         E. Post-Trade Monitoring

         Each Fund must implement procedures to monitor personal investment activity by Access Persons after preclearance has been granted in order to identify patterns of personal securities trading occurring before Fund trades.


VI. Additional Restrictions

         A. Prohibition Against Receiving Gifts

         No Access Person may accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Funds, ICC, the Sub-Advisors and ICC Distributors.

         B. Prohibition Against Serving as Director

         No Investment Personnel may serve on the board of directors of a publicly traded company, absent prior authorization from the Secretary of the Fund based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. If such authorization is granted, the Investment Personnel that is serving as a director must be isolated from those making investment decisions through a "Chinese Wall" or other procedures.

VII. Review and Enforcement

         A. General

         Access Persons who have supervisory responsibility should take reasonable steps to protect against violations of Rule 17j-1 by employees for whom they are responsible. Supervisors are not expected to guarantee the conduct of their employees, but should be alert to possible problems. In addition, Access Persons who become aware of violations of Rule 17j-1 or actions inconsistent with this Code are expected to take steps to correct such problems. Depending on the gravity of the situation, it may be appropriate for an Access Person to bring a problem to the attention of the Chairman of a Fund. The Chairman may agree to handle such matters in confidence, subject to the right of the Board of Directors to obtain information about any activities of the Chairman.

         B. Review

         The Secretary of each Fund shall notify all Access Persons of their obligations under Rule 17j-1 and the Code. The Secretary of the Fund shall review all reports and shall promptly consider all requests made by Access Persons of ICC, the Sub-Advisors and ICC Distributors pursuant to the provisions of the Code. If problems arise, the Secretary of each Fund may attempt to resolve those problems informally, but he or she has the authority to recommend sanctions to the Chairman of the Fund or to the Board of Directors where appropriate. The Secretary of the Fund will make a quarterly report to the Board of Directors concerning all reports received. Subject to the authority of the Board of Directors, the Secretary of each Fund shall have broad discretion to administer the Code so as to achieve its purposes and prevent the problems that Rule 17j-1 was designed to resolve.

         C. Enforcement

                  1. The Secretary of the Fund shall compare all reported personal securities transactions with completed portfolio transactions of the Funds and a list of securities being considered for purchase or sale by the Funds to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Secretary of the Fund shall give such person an opportunity to supply additional explanatory material.

                  2. If the Secretary of the Fund determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Chairman of the Fund and outside counsel, who shall make an independent determination as to whether a violation has occurred.

                  3. If the Chairman and outside counsel find that a violation has occurred, the Chairman shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Directors of the Fund.

                  4. No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself or herself. If a securities transaction of the Chairman is under consideration, the President shall act in all respects in the manner prescribed herein for the Chairman.

         In the event the Secretary of a Fund is absent or unable to serve, the Treasurer or Vice Presidents of the Funds, respectively, shall assume the responsibilities and perform the obligations of the Secretary of each Fund under this Code.


VIII. Records

The Funds shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2 under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

         A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         C. A copy of each report made by a director pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         D. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

IX. Investment Advisor's, Sub-Advisor's and Principal Underwriter's Code of Ethics

         A. The procedures for clearance and reporting of personal securities transactions set forth in sections IV and V hereof shall not apply to any Access Person who is subject to substantially similar requirements under procedures established by ICC, the Sub-Advisors and ICC Distributors.

         B.       Each of ICC, the Sub-Advisors and ICC Distributors shall:

                  1. Submit to the Board of Directors of the Fund a copy of its code of ethics adopted pursuant to Rule 17j-1;

                  2. Promptly report to the Fund in writing any material amendments to such Code;

                  3. Promptly furnish to the Fund upon request copies of any reports made pursuant to such Code by any person who is an Access Person as to the Fund; and

                  4. Immediately furnish to the Fund, without request, all material information regarding any violation of such Code by any person who is an Access Person as to the Fund.


X.       Miscellaneous

         A. Confidentiality. All reports of securities transactions and any other information filed with the Funds pursuant to this Code shall be treated as confidential.

         B. Interpretation of Provisions. The Board of Directors may from time to time adopt such interpretations of this Code as it deems appropriate.

         C. Periodic Review and Reporting. The Chairman of each Fund shall report to the Board of Directors at least annually as to the operation, and any violations, of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.



Adopted this 14th day
of December, 1994.

                                   APPENDIX A

                              FLAG INVESTORS FUNDS

                               Transaction Report



To:      The Secretary, FLAG INVESTORS FUNDS

From:    _______________________________________________________________


         This Transaction Report (the "Report") is submitted pursuant to the Code of Ethics of the Flag Investors Funds (the "Funds"), and supplies, on the table on the reverse side, information with respect to a transaction in any security in which I may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest, whether or not such security is a security held or to be acquired by any one or more of the Funds for the calendar quarter ended ______________ 20 .* I understand that I may have beneficial ownership of securities of which certain other persons are the record owners as well as securities of which I am the record owner, and I have included transactions in such securities in this Report where applicable. I also understand that:

         (i) If I am a "Disinterested" Director of the Funds, I am required to report a transaction in a security only in such cases as I knew or, in the ordinary course of fulfilling my official duties as a Director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of my purchase or sale, the security was purchased or sold, or was considered for purchase or sale by a Fund or its investment advisor for such Fund; and

         (ii) I am not required to include in this Report transactions effected for any account over which I do not have any direct or indirect influence or control.

         I hereby certify that:

         1.       I am fully familiar with the Code of Ethics of the Fund;

         2. To the best of my knowledge, the information furnished in this Report is complete, true and correct; and

         3. If, during the month indicated, I have obtained, through the acquisition of securities or otherwise, ownership of 1/2% or more of the outstanding voting securities of any issuer, I have reported such fact to the Fund.






__________________
Date                                Signature




*If you had no reportable transactions during the quarter, please enter "none" in the table on the next page.

Date of                                                   Shares or           Nature of          Broker
Trans-                                 Title of           Principal           Trans-             Price              Dealer
action                Issuer           Securities          Amount             action*            Per Unit           Or Bank**
-------             ----------         ----------         ---------           ---------          --------           -------

*     Purchase, sale or other type of disposition or acquisition.
** Indicate in this column if you wish to disclaim beneficial ownership of any security listed in this report.